UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29,2007

HELIOS & MATHESON NORTH AMERICA INC.

(Exact name of Registrant as Specified in its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-22945 13-3169913

(Commission File Number)  (I.R.S. Employer

      Identification Number)

(212) 979-8228

(Registrant's Telephone Number, Including Area Code)

200 Park Avenue South, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

The A Consulting Team, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

Helios & Matheson North America Inc. (formerly The A Consulting Team, Inc.) (the “Company”) has entered into a professional services agreement with IonIdea, Inc., a Virginia corporation (“IonIdea”), for IonIdea to provide certain professional services and equipment to the Company and TACT Global Services Private Limited (“TGS”), a wholly-owned subsidiary of the Company. Kishan Grama Ananthram, a member of the Company's Board of Directors, is the Chief Executive Officer of IonIdea and Mr. Ananthram and his spouse own all of the outstanding capital stock of IonIdea. Mr. Ananthram has been a member of the Company’s Board of Directors since August 22, 2006. Pursuant to the terms of the professional services agreement, IonIdea will provide employees to work on the Company’s projects at monthly rates set forth in the agreement. In addition, IonIdea will provide fully-equipped workstations, including hardware for each of the Company’s or IonIdea’s team members working in Bangalore, India. Although the parties did not enter into this contract until January 29, 2007, IonIdea provided the aforementioned services to the Company since July 1, 2006 during the parties negotiations of the agreement. On December 15, 2006, the Company deposited $30,000 with IonIdea as payment for services rendered, to be applied against outstanding invoices at the billing rates set in the professional services agreement. The professional services agreement is effective as of June 27, 2006. The term of the professional services agreement expires on June 30, 2007. The Company previously filed a Current Report on Form 8-K on December 20, 2006 disclosing the December 15, 2006 payment and the arrangement with IonIdea.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     HELIOS & MATHESON NORTH AMERICA INC.

     By: /s/ Salvatore M. Quadrino

     Salvatore M. Quadrino

     Chief Financial Officer

Dated: February 2, 2007